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Exhibit 23.1
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                   INDEPENDENT AUDITORS' REPORT ON SCHEDULES
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The Board of Directors and Stockholders
Continental Can Company, Inc.:



Under date of March 6, 1997, we reported on the consolidated balance sheets of Continental Can Company, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, as contained in the 1996 Annual Report to Stockholders. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedules as listed in the accompanying index. These consolidated financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statement schedules based on our audits.

In our opinion, such schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 12 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," on a prospective basis in 1994.

/s/ KPMG Peat Marwick LLP
Jericho, New York
March 6, 1996